Exhibit 99.1

ENSERVCO PROVIDES BUSINESS UPDATE

●	Expect Solid 2023 Results and Strong Start to 2024
●	Announces Recent Dismissal of Class Action Litigation
●	Enhancing Investor Communications with Hiring of Energy-Focused IR Firm – Al Petrie Advisors

LONGMONT, Colo., Mar 11, 2024 (GLOBE NEWSWIRE) -- Enservco Corporation (NYSE American: ENSV) (“Enservco” or the “Company”), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today provided a business update.

The Company recorded solid full year operational performance for 2023 that will be reported later this month. In addition, Enservco has seen a strong start to 2024.

The Company further commented on the recent receipt of notice from the U.S. District Court for the District of Colorado that an order to dismiss the pending class action lawsuit against the Company and certain of its representatives has been issued.

In addition, as part of Enservco’s focus on further elevating its investor relations efforts, the Company has engaged the services of Al Petrie Advisors. The firm is well known for their expertise in facilitating clear and impactful communication between companies and investors within the energy space.

Rich Murphy, Chairman and CEO of Enservco, commented, “We ended 2023 with improvements both operationally and financially. Entering 2024, we are optimistic that our hard work will continue to yield good results. We are off to a strong start with our revenue for the first two months of 2024 coming in 15% higher than the same period in 2023. We are also pleased with the dismissal of the class action litigation. We now look forward to focusing all efforts on the many internal and external growth initiatives we are evaluating to enhance our asset position and drive long-term value for shareholders. We look forward to keeping everyone apprised of our progress.”

About Enservco

Enservco provides a range of oilfield services through its various operating subsidiaries, including hot oiling, acidizing, frac water heating, and related services. The Company has a broad geographic footprint covering major domestic oil and gas basins across the United States. Additional information is available at www.enservco.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2022, and subsequently filed documents with the Securities and Exchange Commission (“SEC”). Forward looking statements in this news release that are subject to risk include the assumption that there will be no appeal of the U.S. District Court’s order to dismiss the class action lawsuit or the results of any such appeal. Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact

Mark Patterson

Chief Financial Officer

Enservco Corporation

mpatterson@enservco.com